UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 25, 2008
Waters Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

01-14010 (Commission File Number)	13-3668640 (IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts (Address of Principal Executive Offices)	01757 (Zip Code)
(508) 478-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 25, 2008 Waters Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions and JPMorgan Chase Bank, N.A. as administrative agent. The obligations of the Company under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries. The Credit Agreement provides for a $150 million term loan facility. The term loan facility matures on January 11, 2012, and requires no scheduled prepayments before that date.
     On March 28, 2008, the Company borrowed $150 million under the term loan facility. The Company used the proceeds of the term loan to repay amounts outstanding under the revolving tranche of the Company’s existing multi-borrower credit agreement (the “Existing Credit Agreement”), dated as of January 11, 2007, among Waters Corporation, and Waters Technologies Ireland Limited as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent and J.P. Morgan Europe Limited as London agent. The Existing Credit Agreement remains unchanged. The Existing Credit Agreement consists of a $500 million term loan facility and $650 million revolving credit facility, both maturing on January 11, 2012.
     The interest rates applicable to term loan under the Credit Agreement are, at the Company’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 1/2%) or the applicable 1, 2, 3, 6, 9 or 12 month LIBOR rate, in each case plus an interest rate margin based upon the Company’s leverage ratio, which can range between 75 basis points and 137.5 basis points for LIBOR rate loans and range between 0.00 basis points and 37.5 basis points for base rate loans. The Credit Agreement contains the following provisions, all of which are identical to those contained in the Existing Credit Agreement.
•	Maintain an interest coverage ratio test of not less than 3.50:1.
•	A leverage ratio test of not more than 3.25:1, for any period of four consecutive fiscal quarters, respectively.
•	Negative covenants that are customary for investment grade credit facilities.
•	Certain customary representations and warranties, affirmative covenants and events of default.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION
Dated: March 28, 2008	By:	/s/ John Ornell
		Name:	John Ornell
		Title:	Vice President, Finance and Administration and Chief Financial Officer